EXHIBIT 10.4

September 13, 2008

Dr. Tom Walsh
15536 Village Drive
Lake Oswego, Oregon 97034

Dear Tom:

On behalf of NEXX Systems, we are very excited to offer you the position as President and Chief Executive Officer of NEXX Systems, Inc., a Delaware corporation (“NEXX”).  The following sets forth the proposed terms and conditions of your offer of employment.  We hope that you choose to join the NEXX executive team and look forward to a mutually beneficial relationship.

1.
Position. Your role will be President and Chief Executive Officer, and you will work at our Billerica, Massachusetts headquarters.  You will report directly to the Board of Directors.  As discussed, the requirements of the initial position include significant travel.  We hope that you can commence employment as soon as possible and in any event no later than October 1, 2008.

2.	Compensation.

a)
Base Wage.  In this position you will earn a starting bi-weekly salary of $10,192.31, which is equivalent to $265,000 on an annualized basis, subject to applicable tax withholding.  Your salary will be paid pursuant to the Company’s regular payroll policy.  Your base salary and position will be reviewed by the Board of Directors of the Company annually as part of the Company’s normal review process for officers.

b)
Incentive Bonus.  In addition, you will be eligible for an incentive bonus for each fiscal year.  The bonus will be awarded based on criteria established by the Company’s Board of Directors with your input.  Your target annual bonus will be $100,000, and the bonus will be paid bi-annually beginning in 2009 (as defined below) and based on target objectives proposed by the company and approved by the Board.  A one-time $50,000 bonus will be earned upon your commencing employment with a starting date of on or before October 1, 2008.  The bonus will be paid during the first quarter of 2009.  In addition, the bonus for Q4-2008, pro rated as $25,000 will be guaranteed.  Each of these bonuses will be paid in Q1-09 to comply with Section 409A of the Internal Revenue Code.  The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.  Further, on an annual basis, your base salary and bonus will be subject to review by the Company’s Board of Directors.

3.	Employee Benefits.

As a NEXX employee, you are entitled to participate in the comprehensive benefits package as outlined in the Summary Benefits documents enclosed.

a.
Time Off  You will be eligible to accrue up to 20 days of vacation time per calendar year, pro-rated for the remainder of this calendar year.  Vacation time accrues monthly, with each pay period.  In addition, you will be eligible to take up to 5 sick days per calendar year.

b.
Group Plans.  The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, subject to any eligibility requirements imposed by such plans.

4.
Stock Option/Restricted Stock.  You will be granted the right to purchase a number of shares (the "Shares") of Common Stock of the Company in an amount equal to 5.0% of the fully diluted capitalization of the Company as of your Start Date.  The fully diluted capitalization of the Company will be determined on an as-converted basis, including unexercised options and unallocated shares reserved for issuance under the employee stock pool.  This stock purchase right will be offered pursuant to the terms of a stock option or, at your option, restricted stock purchase agreement to be entered into between the Company and you.  The purchase price per share will be equal to the fair market value as determined by the Company’s Board of Directors on the date of grant.  The Shares will vest over four years, based upon your continued employment with the Company as follows:  25% of the Shares will vest on the first anniversary of the Grant Date, and 1/48th of the Shares will vest at the end of each one-month period thereafter, subject to your continued employment with the Company.  In addition, the Company will have a right of first refusal with respect to your resale of any Shares.  The price at which the Company may exercise its right of first refusal will be equal to the price most recently set by the Board of Directors as the fair market value of the Company's Common Stock.  The right of first refusal will terminate upon the closing of an initial public offering of the Company's Common Stock in which all outstanding shares of Preferred Stock are converted to Common Stock

5.	Relocation

a.
Net of payroll taxes, NEXX will pay relocation expenses up to $30,000 for moving of personal goods of direct expense reimbursement for relocation to be used within the first fifteen months of employment.  Keep in mind, some relocation expenses are considered taxable based on IRS rules and regulations.  In addition, if you chose to leave NEXX Systems within one year, the amount of your relocation will be paid back to the company.

b.
Net of payroll taxes, NEXX will pay up to $75,000 of closing costs on the sale of your primary residence if sold before your first anniversary of employment.  NEXX will pay up to $50,000 of these costs during the second year of your employment and up to $25,000 during the third year.

c.	Net of payroll taxes, NEXX will pay up to $15,000 of the closing costs of a home that you purchase within 50 miles of NEXX within the first year of employment.
d.
Between your starting date and the earlier of June 30, 2009 or the time at which you purchase a home as provided in item c. immediately above we will pay up to $2,500/month of temporary living expenses.

6.	Pre-employment Conditions.

a.
Confidentiality Agreement.  Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the NEXX Systems Confidentiality, Non-Competition, Proprietary Information and Inventions Agreement., a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

b.
Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated without liability to the Company.

i.
Verification of Information.  This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment.  By accepting this offer of employment, you warrant that all information provided by you is true and correct, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information. You have a right to review copies of any public records obtained by the Company in conducting this verification process unless you check the box below.

7.
No Conflicting Obligations.  You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party or otherwise bound and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies.  You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise.  Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

8.
General Obligations.  As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all.  Please note that the Company is an equal opportunity employer.  The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law.  Any questions regarding this EEO statement should be directed to Human Resources.

9.	Severance.

a.
General Terms.  In no way limiting the Company’s policy of employment at-will, if your employment is terminated by the Company without Cause (as defined below), and other than as a result of your death or disability or your voluntary resignation, the Company will offer certain severance benefits to you.  As a condition to your receipt of such benefits, you are required to comply with your continuing obligations (including the return of any Company property), resign from all positions you hold with the Company, and execute the Company’s standard form of release agreement releasing any claims you may have against the Company.

i.
If your employment is terminated by the Company other than for Cause (as defined below) prior to the one-year anniversary of your Start Date, you will be entitled to the following cash and vesting severance benefits:  (i) the vesting of the Shares will be accelerated such that 50% of the Shares are vested (and released from the Company's repurchase option) and (ii) a severance payment will be made to you in an amount equal to six (6) months of your base salary, less all applicable deductions and withholdings, payable in accordance with the Company’s payroll policies.  The Company will also reimburse you for COBRA payments for a period of six months.

ii.
If your employment is terminated by the Company other than for Cause (as defined below) after the one-year anniversary of your Start Date but before the second anniversary of your Start Date, you will be entitled to the following cash and vesting severance benefits:  (i) the vesting of the Shares will be accelerated (and released from the Company's repurchase option) with respect to a pro-rata difference between 50% and 75% the pro-rata based on the percentage of days between the two anniversary dates of your then unvested Shares, and (ii) a severance payment will be made to you in an amount equal to six (6) months of your base salary, less all applicable deductions and withholdings, in accordance with the Company’s payroll policies.  The Company will also reimburse you for COBRA payments for a period of six months.

iii.
If your employment is terminated by the Company other than for Cause (as defined below) after the two-year anniversary of your Start Date, you will be entitled to the following cash and vesting severance benefits:  (i) 100% vesting of the Shares will be accelerated (and released from the Company's repurchase option) of your then unvested Shares, and (ii) a severance payment will be made to you in an amount equal to six (6) months of your base salary, less all applicable deductions and withholdings, in accordance with the Company’s payroll policies.  The Company will also reimburse you for COBRA payments for a period of six months.

iv.
Notwithstanding the provisions of the immediately preceding paragraph, if, within six (6) months following a Change of Control (as defined below) (a) there is a Constructive Termination (as defined below) or (b) your employment is terminated other than for Cause (as defined below), you will be entitled to the following cash and vesting severance benefits: (i) the vesting of all of your then unvested Shares will be accelerated as of the date of termination or Constructive Termination, and (ii) a lump sum severance payment will be made to you in an amount equal to six (6) months of your base salary, less all applicable deductions and withholdings, in accordance with the Company’s payroll policies.  The Company will also reimburse you for COBRA payments for a period of six months.

10.
At-Will Employment.  Employment with the Company is for no specific period of time.  Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability, except as set forth in Section 8 above.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, this policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by you and another officer of the Company specifically authorized by the Board of Directors to make such change.

11.	Definitions.

a.	Cause. For the purposes of this letter, “Cause” shall mean:
i.
your repeated failure to perform one or more of your essential duties and responsibilities to the Company which continues after written notice from the Company’s Board of Directors, specifying in reasonable detail the tasks which must be accomplished and a timeline for their accomplishment to avoid termination for Cause;

ii.	gross dereliction of your duties
iii.	your material violation of any Company policy;
iv.	your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the Company;
v.
your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company;

vi.	your willful breach of any of your obligations under any written agreement or covenant with the Company; or
vii.	your conviction of a felony or indictment for any felony which would harm the reputation of the Company if you were found guilty.

b.
Constructive Termination shall be deemed to have occurred if, following a Change of Control (a) there is a material diminution in your duties and responsibilities (other than a change of title), (b) your office is relocated more than fifty (50) miles from your office location at the time of the Change of Control, or (c) there is a reduction in your salary or benefits.

c.	Change of Control. means the occurrence of any of the following events:

i.	The closing of a sale of all or a majority of the assets of the Company; or
ii.	The closing of a merger or consolidation of the Company with any other corporation,

other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

iii.
Completion of a tender or exchange offer or other transaction or series of transactions (other than a financing transaction or financing transactions primarily for the purpose of raising operating capital) resulting in less than a majority of the outstanding voting shares of the surviving corporation being held, immediately after such transaction or series of transactions, by the holders of the voting shares of the Company outstanding immediately prior to such transaction or series of transactions.

We are delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Donna Tinsley, along with a signed and dated original copy of the Confidentiality Agreement, on or before September 20, 2008.  The Company requests that you begin work in this new position on or before October 6, 2008.  Please indicate the date (either on or before the aforementioned date) on which you expect to begin work in the space provided below (the “Start Date”).  This letter, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This letter will be governed by the laws of Delaware without regard to its conflict of laws provisions.  This letter may not be modified or amended except by a written agreement, signed by an officer of the Company.

Very truly yours,

NEXX Systems, Inc.

By:  Donna Tinsley

Title:  Human Resources Manager

ACCEPTED AND AGREED:

Thomas Walsh

/s/ Thomas Walsh
Signature

September 14, 2008
Date

___           I hereby waive my right to receive any public records as described above.

Anticipated Start Date: October 6, 2008

Attachment A:  Confidential Information and Invention Assignment Agreement

Attachment A

Confidential Information and Invention Assignment Agreement

PROPRIETARY INFORMATION AND INVENTIONS AND NON-COMPETITION AGREEMENT Document F-HR-1003 Revision B.1 – July 18, 2008

Effective as of the first day of my employment by the Company, the following confirms an agreement between NEXX Systems, Inc., a Delaware corporation (the Company), and me, the individual identified on the signature page to this Agreement.  This Agreement is a material part of the consideration for my employment and continued employment by the Company.  In exchange for the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           NO CONFLICTS.  I have not made and agree not to make any agreement, oral or written, that is in conflict with this Agreement or my employment with the Company.  I will not violate any agreement with or the rights of any third party.  When acting within the scope of my employment (or otherwise on behalf of the Company), I will not use or disclose my own or any third party's confidential information or intellectual property (collectively, Restricted Materials), except as expressly authorized by the Company in writing.  Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.           INVENTIONS.

a.     Definitions.  Intellectual Property Rights means any and all patent rights, copyright rights, mask work rights, trade secret rights, database rights and all other intellectual and industrial property rights of any sort throughout the world (including any application therefor).  Invention means any idea, concept, discovery, invention, development, technology, work of authorship, trade secret, software, firmware, tool, process, technique, know-how, data, plan, device, apparatus, architecture, specification, design, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative works thereof).

b.     Prior Inventions Assignment. My performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep confidential proprietary information, knowledge or data acquired by me in the confidence or in trust prior to my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others.

c.     Inventions Assignment.  To the fullest extent under applicable law, the Company shall own all right, title and interest in and to all Inventions (including all Intellectual Property Rights therein or related thereto) that are made, conceived or reduced to practice, in whole or in part, by me during the term of my employment with the Company and which arise out of research or other activity conducted by, for or under the direction of the Company (whether or not conducted at the Company's facilities, during working hours or using Company assets), or which relate to any Proprietary Information (as defined below).  I will promptly disclose and provide all of the foregoing Inventions (the Assigned Inventions) to the Company.  I hereby make and agree to make all assignments to the Company necessary to accomplish the foregoing ownership.  Assigned Inventions shall not include any Invention (i) that I develop entirely on my own time, without use of any Company assets and (ii) which does not relate to any Proprietary Information.

d.     Assurances.  I will further assist the Company, at its expense, to evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned.  I hereby irrevocably designate and appoint the Company as my agent and attorney-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

e.     Other Inventions.  If I wish to clarify that something created by me prior to my employment that relates to the Company's actual or proposed business is not within the scope of this Agreement, I have listed it on Appendix A.  If (i) I use or disclose any Restricted Materials when acting within the scope of my employment (or otherwise on behalf of the Company), or (ii) any Assigned Invention cannot be fully made, used, reproduced or otherwise exploited without using or violating any Restricted Materials, I hereby grant and agree to grant to the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such Restricted Materials and Intellectual Property Rights therein.  I will not use or disclose any Restricted Materials for which I am not fully authorized to grant the foregoing license.

f.     Moral Rights.  To the fullest extent allowed by applicable law, the terms of this Section 2 include all rights of integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist's rights, or the like (collectively, Moral Rights).  To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto.  I will confirm any such ratification, consent or agreement from time to time as requested by the Company.

3.           PROPRIETARY INFORMATION.  I agree that all Assigned Inventions and all other business, technical and financial information, including the identity of and information relating to the Company's employees, Affiliates and Business Partners (as such terms are defined below), which I develop, learn or obtain during my employment that relate to the Company or the business or demonstrably anticipated business of the Company, or that are received by or for the Company in confidence, constitute Proprietary Information.  I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information.  Proprietary Information will not include information that I can document is or becomes readily publicly available without restriction through no fault of mine.  Upon termination of my employment, I will promptly return to the Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (a) my compensation records, (b) materials distributed to shareholders generally and (c) this Agreement.  I also recognize and agree that I have no expectation of privacy with respect to the Company's networks, telecommunications systems or information processing systems (including, without limitation, stored computer files, electronic mail messages and voice messages), and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

4.           RESTRICTED ACTIVITIES.  For the purposes of this Section 4, the term Company includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (Affiliates).

a.     Definitions.  Any Capacity includes, without limitation, to (i) be an owner, founder, shareholder, partner, member, advisor, director, consultant, contractor, agent, employee, affiliate or co-venturer, (ii) otherwise invest, engage or participate in, (iii) be compensated by or (iv) prepare to be or do any of the foregoing or to assist any third party to do so; provided, that the term Any Capacity will not include being a holder of less than one percent (1%) of the outstanding equity of a public company.  Business Partner means any past, present or prospective customer, vendor, supplier, distributor or other business partner of the Company with which I have contact during my employment.  Cause means to recruit, employ, retain or otherwise solicit, induce or influence (or to attempt to do so).  Solicit means to (i) service, take orders from or solicit the business or patronage of any Business Partner for myself or any other person or entity other than the Company, (ii) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so, or (iii) to solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company.

b.     Acknowledgments.  I acknowledge and agree that (i) the Company's business is highly competitive, secrecy of the Proprietary Information is of the utmost importance to the Company and I will learn and use Proprietary Information in performing my work for the Company and (ii) my position will require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely important to the Company's success.

c.     As an Employee.   During my employment with the Company, I will not, directly or indirectly (i) Cause any person to leave his or her employment with the Company (other than terminating subordinate employees in the course of my duties for the Company), (ii) Solicit any Business Partner or (iii) act in Any Capacity in or with respect to any commercial activity that directly competes or is reasonably likely to directly compete with the Company (a Competing Business).

d.     After Termination.  For the period of 1 year immediately following termination of my employment with the Company (for any or no reason, whether voluntary or involuntary), I will not, without the prior written consent of the Company, directly or indirectly (i) Cause any person to leave his or her employment with the Company, (ii) Solicit any Business Partner or (iii)  act in Any Capacity in or with respect to any Competing Business located within the Commonwealth of Massachusetts, the rest of the region known as New England, the rest of the United States, or anywhere else in the world.

e.     Enforcement.  I understand that the restrictions set forth in this Section 4 are intended to protect the Company's interest in its Proprietary Information and established relationships and goodwill with employees and Business Partners.   I agree that such restrictions are reasonable and appropriate for this purpose.  If at any time any of the provisions of this Section 4 are deemed invalid or unenforceable or are prohibited by the laws of the state or place where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement.  The Company and I agree that the provisions of this Section 4, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included.

5.           EMPLOYMENT AT WILL.  I agree that this Agreement is not an employment contract for any particular term.  I have the right to resign and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause.  This Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of the Company, I have obligations to the Company which are not described in this Agreement.  However, the terms of this Agreement govern over any such terms that are inconsistent with this Agreement, and supersede the terms of any similar form that I may have previously signed.  This Agreement can only be changed by a subsequent written agreement signed by the President of the Company (or authorized designee).

6.           SURVIVAL.  I agree that my obligations under Sections 2, 3 and 4 of this Agreement shall continue in effect after termination of my employment, regardless of the reason, and whether such termination is voluntary or involuntary, and that the Company is entitled to communicate my obligations under this Agreement to any of my potential or future employers.  My obligations under Sections 2, 3 and 4 also shall be binding upon my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its Affiliates, successors and assigns.  This Agreement may be freely assigned by the Company to any third party.

7.           GENERAL PROVISIONS.  This Agreement constitutes the entire agreement, and supersedes all prior negotiations, understandings or agreements (oral or written) between me and the Company about the subject matter of this Agreement.  Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.  The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.  Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy.  I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable.  I also understand that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be a adequate remedy, and, therefore, the Company will be entitled to injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.  NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

NEXX SYSTEMS, INC.	EMPLOYEE

By:____________________________________	____________________________________
Name:	Name:
Title:

Dated: ______________, 200_	Dated: ______________, 200_

Appendix A

PRIOR MATTERS

None.